Exhibit 99.1

The First to Purchase Two Maine Facilities

from Camden National

DAMARISCOTTA and CAMDEN, Maine, July 2, 2012 – The First, N.A., a subsidiary of The First Bancorp, Inc. (NASDAQ: FNLC), and Camden National Bank, a subsidiary of Camden National Corporation (NASDAQ: CAC), jointly announced today that the two banks have signed a definitive agreement for The First to purchase the branch at 63 Union Street in Rockland, Maine. As part of the transaction, The First will acquire deposit accounts in the Rockland location as well as a small volume of loans. In addition, The First has signed a definitive agreement to purchase the 145 Exchange Street building in Bangor, Maine, owned by Camden National.

“We are excited about the opportunity this provides for The First,” noted Daniel R. Daigneault, President & Chief Executive Officer of The First. “The branch at 63 Union Street will enhance our ability to serve our existing Rockland customers from a second location. We intend to retain the existing employees at this branch and will make the transition as easy as possible for our new customers.”

The 63 Union Street branch location in Rockland represents one of 15 Maine branches Camden National is currently acquiring from Bank of America. Camden National is divesting this branch to resolve competitive concerns in that market raised by the U.S. Department of Justice’s Antitrust Division. Customers who bank at the existing Rockland branches of The First and Camden National will not be impacted.

“Our team will work closely with both banks during this transition process,” said Gregory A. Dufour, President & Chief Executive Officer of Camden National. "We are pleased The First has pledged to retain the Rockland employees and we will all work together to ensure the transition between banks is as smooth as possible.”

In Bangor, The First intends to open a full-service banking center at the 145 Exchange Street location in the first quarter of 2013. Upon completion of the acquisition, the Camden National branch in Bangor will be relocating from the 145 Exchange Street building to the 80 Exchange Street branch they are purchasing from Bank of America.

“The Exchange Street building in Bangor is centrally located in the downtown business district, and we feel it offers an excellent opportunity for us to enter this expanding Northern Maine market,” says Mr. Daigneault.

The total value of the transaction is estimated to be $7.7 million, which includes the premises and equipment for the two locations plus the premium paid for the Rockland deposits. The Rockland branch transaction is subject to regulatory approval, and is expected to close in the fourth quarter of this year. The sale of the 145 Exchange Street building in Bangor will close at the same time. Over the next several weeks, the banks will be communicating directly with the Rockland branch customers to guide them through the process and assist with any questions. Information on the transition will be regularly updated on The First’s website at www.TheFirst.com.

About The First

The First Bancorp, Inc. (NASDAQ: FNLC), headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine and currently has 14 offices in Lincoln, Knox, Hancock and Washington Counties. The First provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Hancock Counties. For more information, please contact F. Stephen Ward, the First’s Chief Financial Officer, at 207.563.3272.

About Camden National

Camden National Corporation (NASDAQ: CAC), recently recognized by Forbes as one of “America’s Most Trustworthy Companies,” is the holding company employing more than 400 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full service community bank with a current network of 38 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full‐service brokerage and insurance services. For more information, please contact Jennifer E. Roper, Camden National’s Vice President of Marketing, Communications & Research, at 207.230.2118.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.